FOURTH AMENDMENT

TO AMENDED AND RESTATED

LOAN FACILITY AGREEMENT AND GUARANTY

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED LOAN FACILITY AGREEMENT AND GUARANTY dated as of May 21, 2008 (the “Agreement”) is entered into among Ruby Tuesday, Inc., a Georgia corporation (the “Sponsor”), the Guarantors, the Participants party hereto and Bank of America, N.A., as servicer and agent for the Participants (in such capacity, the “Servicer”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Loan Facility Agreement (as defined below).

RECITALS

WHEREAS, the Sponsor, the Participants and the Servicer entered into that certain Amended and Restated Loan Facility Agreement and Guaranty dated as of November 19, 2004 (as amended or modified from time to time, the “Loan Facility Agreement”);

WHEREAS, the Sponsor has requested that the Participants amend the Loan Facility Agreement as set forth below subject to the terms and conditions specified in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments. The Loan Facility Agreement is hereby amended as follows:

(a)        Section 1.1 of the Loan Facility Agreement is hereby amended by adding the following defined terms in proper alphabetical order:

“Authoritative Guidance” shall have the meaning set forth in Section 6.1(h).

“Collateral Agent” shall mean Bank of America in its capacity as collateral agent under any of the Collateral Documents and the Intercreditor Agreement or any successor collateral agent.

“Collateral Documents” shall mean a collective reference to the Pledge Agreement and such other security documents as may be executed and delivered by the Credit Parties pursuant to the terms of Section 6.10A.

“Consolidated Entities” shall have the meaning set forth in Section 6.1(h).

“Consolidated Working Capital” shall mean, at any time, the excess of (i) current assets (excluding cash and those Permitted Investments identified in clauses (a.), (b.), (c.) and (e.) of the definition of Permitted Investments) of the Sponsor and its Subsidiaries on a consolidated basis at such time over (ii) current liabilities (excluding current maturities of Indebtedness) of the Sponsor and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP.

“Control Event” shall mean (1) the execution by the Sponsor or any of its Subsidiaries or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the

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aggregate, may reasonably be expected to result in a Change in Control, (2) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (3) the making of any written offer by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) or related persons constituting a group (as such term is used in Section 13(d)-5 under the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) to the holders of the common stock of the Sponsor or of any of its Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Sponsor or any Subsidiary to any Person of its Equity Interests.

“FIN 46R” shall have the meaning set forth in Section 6.1(h).

“Fourth Amendment Effective Date” shall mean May 21, 2008.

“Intercreditor Agreement” shall mean that certain Intercreditor and Collateral Agency Agreement dated as of the Fourth Amendment Effective Date among the Sponsor, the Guarantors, the Purchasers, the Servicer, on behalf of all of the Participants, Bank of America, N.A., as the administrative agent on behalf of all the lenders under the Revolving Credit Facility and the Collateral Agent, as amended or modified from time to time.

“Investments” shall have the meaning set forth in Section 6.17.

“Permitted Liens” shall mean the Liens permitted by Section 6.15.

“Pledge Agreement” shall mean that certain Pledge Agreement dated as of the Fourth Amendment Effective Date in favor of the Collateral Agent, for the benefit of the holders of the Senior Secured Obligations executed by each of the Sponsor, the Guarantors and the Collateral Agent, as amended or modified from time to time.

“Pledged Collateral” shall have the meaning set forth in the Pledge Agreement.

“Purchasers” shall mean the “Purchasers” under and as defined in the Senior Note Purchase Agreement.

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“Senior Notes” shall mean the “Notes” under and as defined in the Senior Note Purchase Agreement.

“Senior Secured Obligations” shall have the meaning set forth in the Intercreditor Agreement.

(b)       The following definitions in Section 1.1 of the Loan Facility Agreement are hereby amended to read as follows:

“Applicable Margin” shall mean, as of any date, the following percentages per annum determined by reference to the applicable Adjusted Total Debt to EBITDAR Ratio in effect on such date as set forth below

Pricing Level	Adjusted Total Debt to EBITDAR Ratio	Applicable Margin
I	< 2.50:1.00	1.00% per annum
II	< 3.00:1.00 but > 2.50:1.00	1.25% per annum
III	< 3.50:1.00 but > 3.00:1.00	1.50% per annum
IV	< 4.00:1.00 but > 3.50:1.00	2.50% per annum
V	> 4.00:1.00	3.50% per annum

provided, that a change in the Applicable Margin resulting from a change in such ratio shall be effective on the second Business Day after which the Sponsor is required to deliver the financial statements required by Section 6.1(a) or (b) and the compliance certificate required by Section 6.1(c); provided, further, that if at any time the Sponsor shall have failed to deliver such financial statements and such certificate, the Applicable Margin shall be at Level V until such time as such financial statements and certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Fourth Amendment Effective Date until the financial statements and compliance certificate are required to be delivered for the Sponsor’s fiscal year ending in June of 2008 shall be determined based upon Pricing Level V.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are authorized or required by law to close and (ii) if such day relates to an Advance of, a payment or prepayment of principal or interest on, a Payment Period for, an Adjusted LIBO Rate Loan or a notice

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with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean all expenditures of the Credit Parties and their Subsidiaries which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Lease Obligations.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Sponsor to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Sponsor; (c) occupation of a majority of the seats on the board of directors of the Sponsor by Persons who were neither (i) nominated by the current board of directors nor (ii) appointed by directors so nominated, (d) the occurrence of a “Change in Control” under and as defined in the Senior Note Purchase Agreement or (e) the occurrence of a “Change in Control” under and as defined in the Revolving Facility Credit Agreement.

“Consolidated EBITDA” shall mean, for the Sponsor and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period minus (b) to the extent included in calculating Consolidated Net Income for such period, any non-cash gains during such period minus (c) any actual cash payments made during such period related to non-cash charges included in (d)(v) below for a prior period plus (d) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) income tax expense determined on a consolidated basis in accordance with GAAP, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (iv) for the Fiscal Quarters ending June 3, 2008, September 2, 2008, December 2, 2008 and March 3, 2009 only, actual costs determined on a consolidated basis in accordance with GAAP incurred in connection with the closing of any stores or units during any such Fiscal Quarter; provided, that the amount of such costs shall not exceed $10,000,000 in the aggregate for all such Fiscal Quarters and (v) all other non cash charges, in each case, that do not represent a cash item in such period, all as determined in accordance with GAAP.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDAR to (b) Consolidated Fixed Charges, in each case measured for the four Fiscal Quarter period ending on such date.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of one or more Hedging Agreements, of any one or more of the Sponsor and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Sponsor or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Sponsor or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

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“Operative Documents” shall mean this Agreement, the Collateral Documents, the Intercreditor Agreement, the Subsidiary Guaranty Agreement, the Indemnity and Contribution Agreement, the Servicing Agreement, the Fee Letter and any other documents delivered by Sponsor or any Guarantor to the Servicer or the Participants in connection herewith or therewith.

“Revolving Facility” shall mean that certain revolving credit facility in the amount of up to $500,000,000 extended to the Sponsor by a syndicate of lenders with Bank of America as their agent, all pursuant to the Revolving Facility Credit Agreement.

“Revolving Facility Credit Agreement” shall mean that certain Amended and Restated Revolving Credit Agreement, dated as of February 28, 2007, among the Sponsor, a syndicate of lenders and Bank of America, as administrative agent for such lenders, as amended, extended, replaced or refinanced from time to time.

“Senior Note Purchase Agreement” shall mean that certain Amended and Restated Note Purchase Agreement dated as of May 21, 2008 among the Sponsor and the Purchasers, as amended or modified from time to time.

(c)        The definitions of “Consolidated EBITR”, “Change of Control Provision” and “Subordinated Debt” are each hereby deleted from Section 1.1 of the Loan Facility Agreement in their entireties.

(d)       The second paragraph of Section 1.2 of the Loan Facility Agreement is hereby amended to read as follows:

Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 6.11, 6.12 and 6.13 (including for purposes of determining the Applicable Margin) shall be made on a Pro Forma Basis.

(e)        Section 2.4(a) of the Loan Facility Agreement is hereby amended by deleting the reference to “0.375%” therein and replacing it with a reference to “0.50%”

(f)        Section 2.8 of the Loan Facility Agreement is hereby amended to read as follows:

            Section 2.8         (Reserved.)

(g)       Clause (i) in Section 2.10 of the Loan Facility Agreement is hereby amended to read as follows:

(i) the Commitment Termination Date occurs,

(h)       Section 3.2(g) of the Loan Facility Agreement is hereby amended to read as follows:

(g)       During any period when a Credit Event has occurred and is continuing, any amounts received by the Servicer with respect to the Loans or the Letter of Credit Obligations shall be applied as follows:

First, to payment of that portion of such amounts constituting fees, indemnities, expenses and other amounts (including fees, charges and

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disbursements of counsel to the Servicer and amounts payable under Article II) payable to the Servicer in its capacity as such;

Second, to payment of that portion of such Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Participants and the Servicer (including fees, charges and disbursements of counsel to the respective Participants and the Servicer and amounts payable under Article II), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of such Guaranteed Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans and outstanding Letters of Credit and fees, premiums and any interest accrued thereon, ratably among the Participants in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of such Guaranteed Obligations constituting unpaid principal of the Loans and outstanding Letters of Credit, (b) to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Participants and the Servicer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of such Guaranteed Obligations have been indefeasibly paid in full, to the Sponsor or as otherwise required by law;

provided that, amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to such other Guaranteed Obligations, if any, in the order set forth above.

(i)        References to “Loan Document” or “Loan Documents” in each of Sections 5.2, 5.3, 5.5, 5.12, 7.1(d), 9.1(a)(iii) and 12.3 shall be replaced with “Operative Document” or “Operative Documents”, as applicable.

(j)        Section 5.14 of the Loan Facility Agreement is hereby amended to read as follows:

Section 5.14	Subsidiaries; Equity Interests.

As of the Fourth Amendment Effective Date, Schedule 5.14 sets forth the name of each Subsidiary and identifies each Material Subsidiary, together with (i) jurisdiction of formation, (ii) number of shares of each class of Equity Interests outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Credit Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Equity Interests of each Subsidiary of any Credit Party are validly issued, fully paid and non assessable.

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(k)       Article V of the Loan Facility Agreement is hereby amended by adding new Sections 5.17 and 5.18 at the end thereof which shall read as follows:

Section 5.17	Perfection of Security Interests.

The Pledge Agreement creates a valid security interest in, and Lien on, the Pledged Collateral, which security interests and Liens are currently perfected security interests and Liens in favor of the Collateral Agent, prior to all other Liens.

Section 5.18	Guaranteed Obligations Rank Pari Passu.

The Guaranteed Obligations rank at least pari passu in right of payment with all obligations of the Credit Parties under the Senior Note Purchase Agreement (and the Senior Notes) and all obligations of the Credit Parties under the Revolving Facility.

(l)        Section 6.1 of the Loan Facility Agreement is hereby amended by deleting the period after subsection (f) thereof and replacing such period with a semi-colon and by inserting new subsections (g) and (h) following subsection (f) thereof which shall read as follows:

(g)       concurrently with the financial statement referred to in clause (a) above, beginning with the fiscal year ending June 2, 2009, (i) financial projections for the Sponsor and its Subsidiaries containing pro forma income statement, balance sheet and cash flow statement for each quarter of the next fiscal year and (ii) an updated corporate chart for the Sponsor and its Subsidiaries; and

(h)       commencing with the Sponsor’s first fiscal quarter for which the Sponsor is required, and continuing for so long as the Sponsor is required, pursuant to FASB Interpretation 46(R) (“FIN 46R”) or any other authoritative accounting guidance (collectively, “Authoritative Guidance”), to consolidate its Franchise Partners or any other less than 100% owned entity not previously required, under GAAP as in effect on December 31, 2002, to be so consolidated (collectively, the “Consolidated Entities”), each set of financial statements delivered pursuant to paragraphs (a) and (b) above shall be accompanied by unaudited financial statements of the character and for the dates and periods as in said paragraphs (a) and (b) covering each of the following:

(i)        the Sponsor and its Subsidiaries on a consolidated basis, before giving effect to any consolidation of the Consolidated Entities;

(ii)	the Consolidated Entities on a consolidated basis; and

(iii)      consolidating statements reflecting eliminations or adjustments required in order to reconcile the consolidated statements referred to in subclauses (i) and (ii) above with the consolidated financial statements of the Sponsor and its Subsidiaries delivered pursuant to paragraphs (a) and (b) above, setting forth in each case (commencing, in the case of the consolidation of any Consolidated Entity pursuant to Authoritative Guidance, with the Sponsor’s fiscal quarter that is four fiscal quarters following such consolidation) in comparative form the figures for the corresponding periods in the previous fiscal year.

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(m)      Section 6.2 of the Loan Facility Agreement is hereby amended by deleting the period at the end of subsection (e) thereof and replacing it with the following text “; and” and by adding a new Section 6.2(f) after subsection (e) thereof which shall read as follows:

(f)	the occurrence of a Control Event.

(n)	Section 6.9 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.9	Additional Subsidiaries.

If any additional Material Subsidiary is acquired or formed after the Fourth Amendment Effective Date or any Subsidiary becomes a Material Subsidiary after the Fourth Amendment Effective Date, the Sponsor will, within thirty (30) days after such Material Subsidiary is acquired or formed or such Subsidiary becomes a Material Subsidiary, notify the Servicer, the Collateral Agent and the Participants thereof and will (A) cause such Material Subsidiary to become a Credit Party by executing an agreement in the form of Annex I to Exhibit B in form and substance satisfactory to the Servicer, (B) cause such Material Subsidiary to deliver simultaneously therewith similar documents applicable to such Material Subsidiary required under Section 11.1 as reasonably requested by the Servicer or Collateral Agent including, without limitation, a supplement to the Pledge Agreement and all certificates evidencing any certificated Equity Interests required to be pledged pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B) and (C)) and (C) become a party to the Intercreditor Agreement by executing and delivering to the Servicer a joinder agreement to the Intercreditor Agreement, all in form and substance reasonably satisfactory to the Servicer and the Collateral Agent.

(o)        Section 6.10 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.10	Additional Guaranties.

If at the end of any Fiscal Quarter of the Sponsor:

(a)        the total assets of Subsidiaries that are not Guarantors constitute more than five percent (5%) of the total assets of the Consolidated Companies, or

(b)       the Consolidated Net Income of Subsidiaries that are not Guarantors constitute more than five percent (5%) of the Consolidated Net Income of the Consolidated Companies,

then the Sponsor shall (i) notify the Servicer thereof in the certificate delivered pursuant to Section 6.1(c) for such fiscal quarter and (ii) within 15 days thereafter, (A) cause the appropriate number of Subsidiaries to become Guarantors (by execution of an agreement in the form of Annex I to Exhibit B in form and substance satisfactory to the Servicer, (B) cause such Subsidiary to deliver simultaneously therewith similar documents required under Section 11.1 as reasonably requested by the Servicer or the Collateral Agent, including without limitation, a supplement to the Pledge Agreement and all certificates

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evidencing any certificated Equity Interests required to be pledged pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B) and (C)) and (C) cause such Subsidiary to become a party to the Intercreditor Agreement by executing and delivering to the Servicer a joinder agreement to the Intercreditor Agreement, all in form and substance reasonably satisfactory to the Servicer and the Collateral Agent.

(p)        Article VI of the Loan Facility Agreement is hereby amended by adding new Sections 6.10A and 6.10B after Section 6.10 thereof which shall read as follows:

Section 6.10A	Pledged Assets.

The Sponsor will cause (a) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary owned by the Sponsor or any other Credit Party and (b) 66% (or such greater percentage that, due to a change in an applicable law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) in each Foreign Subsidiary directly owned by a Credit Party to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, for the benefit of the holders of the Senior Secured Obligations, pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Servicer and the Collateral Agent.

Section 6.10B	Additional Guarantors.

Notwithstanding the provisions of Section 6.9, if at any time any Domestic Subsidiary that is not a Guarantor provides a guarantee of any Person’s obligations with respect to the Senior Note Purchase Agreement, then promptly (and in any event within five (5) days), the Sponsor will cause such Domestic Subsidiary to (A) become a Guarantor by executing and delivering to the Servicer executing an agreement in the form of Annex I to Exhibit B in form and substance satisfactory to the Servicer or such other documents as the Servicer shall reasonably deem appropriate for such purpose, (B) deliver simultaneously therewith similar documents applicable to such Domestic Subsidiary required under Section 11.1 as reasonably requested by the Servicer or the Collateral Agent including, without limitation, a supplement to the Pledge Agreement and all certificates evidencing any certificated Equity Interests required to be pledged pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clauses (A) and (B) and (C)), all in form, content and scope reasonably satisfactory to the Servicer and the Collateral Agent and (C) become a party to the Intercreditor Agreement by executing and delivering to the Servicer a joinder

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agreement to the Intercreditor Agreement, all in form and substance reasonably satisfactory to the Servicer and the Collateral Agent.

(q)         Section 6.11 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.11	Minimum Fixed Charge Coverage Ratio.

The Consolidated Companies will maintain as of the last day of each Fiscal Quarter, a Fixed Charge Coverage Ratio of not less than (a) 2.25 to 1.0 from the Fourth Amendment Effective Date through and including March 1, 2011 and (b) 2.50 to 1.0 thereafter.

(r)         Section 6.12 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.12	Maximum Adjusted Total Debt to EBITDAR Ratio.

The Consolidated Companies will maintain, as of the last day of each Fiscal Quarter, an Adjusted Total Debt to EBITDAR Ratio of not greater than (a) 4.50 to 1.0 from the Fourth Amendment Effective Date through and including June 3, 2008, (b) 4.60 to 1.0 from June 4, 2008 through and including September 2, 2008, (c) 4.50 to 1.0 from September 3, 2008 through and including December 2, 2008, (d) 4.25 to 1.0 from December 3, 2008 through and including September 1, 2009, (e) 4.00 to 1.0 from September 2, 2009 through and including March 2, 2010, (f) 3.75 to 1.0 from March 3, 2010 through and including March 1, 2011 and (g) 3.50 to 1.0 thereafter.

(s)         Section 6.14 of the Loan Facility Agreement is hereby amended to read as follows which Section 6.14 shall be inserted above the phrase “Negative Covenants” in Article VI of the Loan Facility Agreement:

Section 6.14.	Capital Expenditures.

The Consolidated Companies will not permit Capital Expenditures to exceed (i) $30,000,000 in the aggregate for the fiscal year ending June 2, 2009, (ii) $30,000,000 in the aggregate for the fiscal year ending June 1, 2010 and (iii) for each fiscal year thereafter, an aggregate amount of 30% of the Consolidated EBITDA for the prior fiscal year; provided, however, if subsequent to the Fourth Amendment Effective Date, the Adjusted Total Debt to EBITDAR Ratio is less than 3.0 to 1.0 as of the last day of two consecutive Fiscal Quarters, the limitation on Capital Expenditures provided for above shall no longer apply.

(t)	Section 6.15 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.15	Negative Pledge.

The Sponsor will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

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(a)         Permitted Encumbrances;

(b)         any Liens on any property or asset of the Sponsor or any Subsidiary existing on the Fourth Amendment Effective Date set forth on Schedule 6.15; provided, that such Lien shall not apply to any other property or asset of the Sponsor or any Subsidiary;

(c)        Liens securing Indebtedness permitted under Section 6.27(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition and (iii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(d)        Liens securing Indebtedness permitted by Section 6.27(f) assumed by the Sponsor or any Subsidiary in connection with a Permitted Acquisition;

(e)        Liens in favor of the Collateral Agent to secure the Senior Secured Obligations and

(f)        extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section; provided, however, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby

(u)           Section 6.17 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.17	Investments, Loans, Etc.

The Sponsor will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)        Investments (other than Permitted Investments) existing on the Fourth Amendment Effective Date and set forth on Schedule 6.17 (including Investments in Subsidiaries);

(b)        Permitted Investments;

(c)        Guaranties of Indebtedness under (i) the Revolving Facility and (ii) other Indebtedness in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding;

(d)       Investments made by any Credit Party in or to any other Credit Party;

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(e)        loans or advances to employees, officers or directors of the Sponsor or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(f)        Hedging Agreements permitted by Section 6.23;

(g)        Investments in franchise operators through the Franchise Partner Program; provided, that such Investments made pursuant to this subsection (g) together with Investments made pursuant to subsection (h) below shall not exceed $10,000,000 in the aggregate at any one time outstanding;

(h)        Investments in franchise operators through the Traditional Franchisee program pursuant to the purchase option agreements entered into with those operators; provided, that such Investments made pursuant to this subsection (h) together with Investments made pursuant to subsection (g) above shall not exceed $10,000,000 in the aggregate at any one time outstanding;

(i)        Investments received in settlement of Indebtedness created in the ordinary course of business;

(j)        Acquisitions by any Credit Party meeting the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(i)        as of the date of the consummation of such Acquisition, no Credit Event or Unmatured Credit Event shall have occurred and be continuing or would result from such Acquisition, and the representations and warranties contained herein shall be true both before and after giving effect to such Acquisition;

(ii)       such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)      the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Sponsor and its Subsidiaries are engaged on the Closing Date;

(iv)      as of the date of consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained;

(v)      after giving effect to such Acquisition, the aggregate consideration (including cash and non-cash consideration, any assumption of Indebtedness, deferred purchase price and any earn-out obligations) paid for all Acquisitions in any fiscal year shall not exceed $35,000,000; provided, however, if subsequent to the Fourth Amendment Effective Date, the Adjusted Total Debt to EBITDAR Ratio is less than 3.0 to 1.0 as of the last day of two consecutive Fiscal Quarters, the annual basket provided for above shall no longer apply so long as (A) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to any such Acquisition is less than 3.0 to 1.0 and (B) in the

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case where after giving effect to any such Acquisition, the aggregate consideration paid for all Acquisitions in the applicable fiscal year exceeds $5,000,000 the Sponsor shall have delivered to the Servicer not less than five (5) days prior to the consummation of such Acquisition a pro form compliance certificate demonstrating that the Adjusted Total Debt to EBITDAR Ratio on a Pro Form Basis (after giving effect to any such Acquisition and all extensions of credit funded in connection therewith as if made on the first day of the applicable period) is less than 3.0 to 1.0; and

(vi)      in the case where after giving effect to any Acquisition, the aggregate consideration for all Acquisitions occurring in the applicable fiscal year is greater than $5,000,000, not less than five (5) days prior to the consummation of such Acquisition, the Sponsor shall have delivered to the Servicer, a pro forma compliance certificate, which shall reflect that, on a Pro Forma Basis, the Sponsor would have been in compliance with the financial covenants set forth in Article VI for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Servicer pursuant to Section 6.1(c) prior to the consummation of such Acquisition (giving effect to such Acquisition and all extensions of credit funded in connection therewith as if made on the first day of such period); and

(k)        Investments in common stock of the Sponsor to the extent permitted under Section 6.18.

Investments under Section 6.17 shall not be permitted if, before or after giving effect to the making of such Investment, a Credit Event or Unmatured Credit Event has occurred and is continuing.

(v)           Section 6.18 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.18	Restricted Payments.

The Sponsor will not, and will not permit its Subsidiaries to, (x) declare or make, or agree to pay or make, directly or indirectly, any dividend or other distribution on any class of its Equity Interests, or (y) make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any Equity Interests or Indebtedness subordinated to the Guaranteed Obligations of the Sponsor or any options, warrants, or other rights to purchase such Equity Interests or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”) except for (i) dividends payable by the Sponsor solely in shares of any class of its Equity Interests, (ii) Restricted Payments made by any Subsidiary to the Sponsor or to another Credit Party and (iii) subsequent to the Fourth Amendment Effective Date, after the Adjusted Total Debt to EBITDAR Ratio has been less than 3.0 to 1.0 as of the last day of two consecutive Fiscal Quarters, cash dividends paid on, and cash redemptions of, the Equity Interests of the Sponsor; provided, that (i) no Credit Event or Unmatured Credit Event shall have occurred and be continuing before or after giving effect to the payment of such dividend or redemption and (ii) the Adjusted Total Debt to EBITDAR Ratio on a Pro Forma Basis after giving effect to the payment of any such dividend or redemption is less than 3.0 to 1.0.

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(w)          Section 6.19(c) of the Loan Facility Agreement is hereby amended to read as follows:

(c)      the sale, lease or transfer of assets of any Subsidiary to the Sponsor or any other Credit Party; provided, that if the sale, lease or transfer of assets is made by a Subsidiary that is not a Credit Party, such sale, lease or transfer must not be for consideration that exceeds the fair market value of the assets sold, leased or transferred;

(x)          Section 6.20 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.20	Transactions with Affiliates.

The Sponsor will not, and will not permit any of its Subsidiaries to enter into or permit to exist any transaction of any kind with any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Sponsor or such Subsidiary than could be obtained on an arm’s length basis from unrelated third parties, (b) transactions between or among the Credit Parties not involving any other Affiliates and (c) any Restricted Payment permitted by Section 6.18.

(y)           Section 6.21 of the Loan Facility Agreement is hereby amended to read as follows:

Section 6.21	Restrictive Agreements.

The Sponsor will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Sponsor or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, (b) the ability of any Credit Party to guarantee the Guaranteed Obligations or otherwise be a Credit Party pursuant to the Operative Documents or (c) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Sponsor or any other Subsidiary, to Guaranty Indebtedness of the Sponsor or any other Subsidiary or to transfer any of its property or assets to the Sponsor or any Subsidiary of the Sponsor; provided, however, that (i) the foregoing shall not apply to restrictions or conditions set forth in Schedule 6.21 or restrictions or conditions imposed by law or by this Agreement or any other Operative Document, the Revolving Facility or the Senior Note Purchase Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder and (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereby if such restrictions and conditions apply only to the property or assets securing such Indebtedness.

(z)        Article VI of the Loan Facility Agreement is hereby amended by adding new sections 6.27 and 6.28 at the end thereof which shall read as follows:

Section 6.27	Indebtedness.

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The Sponsor will not create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Indebtedness, except:

(a)	Indebtedness under the Operative Documents;

(b)       Indebtedness of the Sponsor and the Guarantors under the Revolving Facility;

(c)        Indebtedness of the Sponsor and the Guarantors under the Senior Note Purchase Agreement in an aggregate principal amount not to exceed $150,000,000;

(d)       Indebtedness of the Sponsor and its Subsidiaries existing on the Fourth Amendment Effective Date and set forth in Schedule 6.27;

(e)        purchase money Indebtedness (including Capital Lease Obligations or Synthetic Lease Obligations) incurred by the Sponsor or any of its Subsidiaries to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided, that (i) the aggregate principal amount of all such Indebtedness at any one time outstanding shall not exceed $20,000,000, (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(f)        secured Indebtedness of the Credit Parties assumed in connection with a Permitted Acquisition so long as such Indebtedness (i) was not incurred in anticipation of or in connection with the respective Permitted Acquisition and (ii) does not exceed $50,000,000 in the aggregate at any time outstanding;

(g)       obligations (contingent or otherwise) of the Sponsor or any Subsidiary existing or arising under any Hedging Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedging Agreement does not contain any provision exonerating the non defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h)       Indebtedness in the form of Guaranties of Indebtedness permitted by Section 6.17(c); and

(i)        other unsecured Indebtedness of the Sponsor and its Subsidiaries not to exceed $10,000,000 in the aggregate at any one time outstanding;

Section 6.28	Prepayment of Other Indebtedness, Etc.

The Sponsor will not make (or give any notice with respect thereto), or permit any Subsidiary to make (or give notice with respect thereto), any voluntary or optional

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payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness, except (i) Indebtedness under the Operative Documents, (ii) Indebtedness under the Revolving Credit Facility, (iii) Indebtedness under the Senior Note Purchase Agreement to the extent permitted by the Revolving Credit Agreement and (iv) intercompany debt owed to any Credit Party.

(aa)        Section 7.1(c) of the Loan Facility Agreement is hereby amended to read as follows:

(c)         Sponsor shall fail to observe or perform any covenant or agreement contained in Sections 6.1, 6.2, 6.3 (with respect to the Sponsor’s existence) or 6.11 through 6.28; or

(bb)        Sections 7.1(i) and (j) of the Loan Facility Agreement are hereby amended to read as follows:

(i)         an ERISA Event shall have occurred that, in the opinion of the Required Participants, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Sponsor and the Subsidiaries in an aggregate amount exceeding $10,000,000; or

(j)         one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Sponsor or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(cc)        Section 7.1 of the Loan Facility Agreement is hereby amended by adding the word “or” after the semicolon at the end of subsection (n) thereof and by adding a new subsection (o) immediately thereafter to read as follows

(o)        any Operative Document purporting to grant a Lien to secure any Senior Secured Obligation shall, at any time after the delivery of such Operative Document, fail to create a valid and enforceable Lien on any Pledged Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Operative Document;

(dd)        The first paragraph of Section 8.1 of the Loan Facility Agreement is hereby amended to read as follows:

The obligation of the Sponsor pursuant to this Article VIII with respect to the Limited Guaranty Pool shall be limited, as of any date that Guaranty Payments are made by the Sponsor, or demanded by the Servicer, with respect to any Loans in the Limited Guaranty Pool, to an amount (the “Maximum Amount”) equal to the greater of (a) fifty percent (50%) of the aggregate outstanding principal amount of the Loans on such date (after giving effect to any payments, recoveries on Collateral or other recoveries made by the Servicer or any Participant on such date with respect to the Loans), (b) three (3) times the largest aggregate outstanding Loan, or (c) $10,000,000; provided that the maximum

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cumulative amount of Guaranty Payments that the Sponsor shall be required to make with respect to Loans in the Limited Guaranty Pool shall be $24,000,000 (the “Maximum Cumulative Amount”).

(ee)        Section 12.1 of the Loan Facility Agreement is hereby amended to read as follows:

Section 12.1	Appointment of Servicer as Agent.

(a)         To the extent of its ownership interest in the Loans, each Participant hereby designates Servicer as its agent to administer all matters concerning the Loans and to act as herein specified. Each Participant hereby irrevocably authorizes the Servicer to take such actions on its behalf under the provisions of this Agreement, the other Operative Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Servicer by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Servicer may perform any of its duties hereunder by or through its agents or employees

(b)        Each of the Participants hereby consents to and approves the terms of the Intercreditor Agreement, a copy of which is attached hereto as Exhibit G. The Participants acknowledge and agree to the terms of the Intercreditor Agreement and authorize and direct the Servicer to enter into the Intercreditor Agreement on behalf of all of the Participants.

(c)         Each of the Participants hereby consents to and approves the terms of the Pledge Agreement, a copy of which is attached hereto as Exhibit H. The Participants acknowledge and agree to the terms of the Pledge Agreement and authorize and direct the Collateral Agent to enter into the Pledge Agreement on behalf of all of the Participants.

(d)        The Participants irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any Collateral granted to or held by the Collateral Agent under any Operative Document (a) upon termination of the Commitments and payment in full of all Guaranteed Obligations (other than contingent indemnification obligations), (b) that is transferred or to be transferred as part of or in connection with any transaction permitted hereunder or under any other Operative Document, or (c) as approved in accordance with Section 13.2. Upon request by the Collateral Agent at any time, the Required Participants will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 12.1(d).

(ff)       Schedules 5.14, 6.15, 6.17 and 6.21 of the Loan Facility Agreement are hereby amended to read as provided on Schedule 5.14, 6.15, 6.17 and 6.21 and attached hereto and a new Schedule 6.27 Indebtedness is hereby added to the Loan Facility Agreement and shall read as provided on Schedule 6.27 attached hereto.

(gg)      Annex I to Exhibit B of the Loan Facility Agreement is hereby amended to read as provided on Annex I to Exhibit B attached hereto.

(hh)      A new Exhibit G is hereby added to the Loan Facility Agreement to read as provided on Exhibit G attached hereto.

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2.Conditions Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:

(a)        the Servicer shall have received counterparts of this Agreement, duly executed by the Sponsor, the Guarantors, the Servicer and the Required Participants;

(b)       the Servicer shall have received counterparts of that certain Intercreditor and Collateral Agency Agreement dated as of the date hereof (the “Intercreditor Agreement”) duly executed by the Sponsor, the Guarantors, the purchasers under and as defined in the Senior Note Purchase Agreement (the “Purchasers”), the Servicer, the Administrative Agent (as defined in the Revolving Credit Facility Agreement) and Bank of America, N.A. as collateral agent (the “Collateral Agent”);

(c)        the Servicer shall have received counterparts of that certain Pledge Agreement dated as of the date hereof (the “Pledge Agreement”) duly executed by the Sponsor, the Guarantors and the Collateral Agent;

(d)       the Servicer shall have received favorable opinions of legal counsel to the Sponsor and each other Credit Party, addressed to the Servicer, the Collateral Agent and each Participant, dated as of the Fourth Amendment Effective Date, in form and substance reasonably satisfactory to the Servicer;

(e)        the Servicer shall have received a certified copy of (i) the fully executed Amended and Restated Senior Note Purchase Agreement of even date herewith and (ii) the fully executed amendment agreement to the Revolving Facility Credit Agreement of even date herewith, each in form and substance satisfactory to the Servicer;

(f)        the Collateral Agent shall have received all certificates evidencing any certificated equity interests pledged to the Collateral Agent pursuant to the Pledge Agreement, together with duly executed in blank stock powers attached thereto;

(g)        the Servicer shall have received a certificate of a Responsible Officer of the Sponsor and each other Credit Party, in form and substance satisfactory to the Servicer attaching resolutions of each Credit Party approving and adopting this Agreement, the transactions contemplated herein and authorizing the execution and delivery of this Agreement, the Pledge Agreement, the Intercreditor Agreement and any documents, agreements or certificates related thereto and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the Fourth Amendment Effective Date;

(h)       the Servicer shall have received UCC financing statements for the Sponsor and each other Credit Party for each appropriate jurisdiction as is necessary, in the Servicer’s reasonable judgment, to perfect the Collateral Agent’s security interest in the Pledged Collateral (as defined in the Pledge Agreement);

(i)        the Servicer shall have received, for the benefit of each Participant signing this Agreement on or before May 20, 2008, an amendment fee equal to 0.25% of such Participant’s Participating Commitment; and

(j)        the Servicer shall have received all other fees and expenses due and payable in connection with this Agreement.

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3.	Miscellaneous.

(a)        Except as herein specifically agreed, the Loan Facility Agreement, and the obligations of the Credit Parties thereunder and under the other Operative Documents, are hereby ratified and confirmed and shall remain in full force and effect according to their terms.

(b)        Each Guarantor (a) acknowledges and consents to all of the terms and conditions of this Agreement, (b) affirms all of its obligations under the Operative Documents and (c) agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Facility Agreement or the other Operative Documents.

(c)	The Sponsor and each Guarantor hereby represent and warrant as follows:

(i)        Each Credit Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(ii)       This Agreement has been duly executed and delivered by the Credit Parties and constitutes the legal, valid and binding obligations of each of the Credit Parties, enforceable in accordance with its terms, except as such enforceability may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(iii)      No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Credit Party of this Agreement.

(d)        The Sponsor represents and warrants to the Participants that (i) the representations and warranties set forth in Article V of the Loan Facility Agreement and in each other Operative Document are true and correct in all material respects (before and after giving effect to this Agreement) as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no event has occurred and is continuing which constitutes a Credit Event or Unmatured Credit Event.

(e)        This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.

(f)         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

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            Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SPONSOR:	RUBY TUESDAY, INC.,
a Georgia corporation

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Senior Vice President

GUARANTORS:	RTBD, INC.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title:  President

RT FINANCE, INC.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title:  Vice President

RUBY TUESDAY GC CARDS, INC.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT TAMPA FRANCHISE, L.P.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT ORLANDO FRANCHISE, L.P.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

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RT SOUTH FLORIDA FRANCHISE, L.P.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT NEW YORK FRANCHISE, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT SOUTHWEST FRANCHISE, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT MICHIANA FRANCHISE, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT FRANCHISE ACQUISITION, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT KENTUCKY RESTAURANT HOLDINGS, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT FLORIDA EQUITY, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RTGC, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT WEST PALM BEACH FRANCHISE, L.P.

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT MICHIGAN FRANCHISE, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RT DETROIT FRANCHISE, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

RUBY TUESDAY, LLC

By: /s/ Marguerite N. Duffy

Name: Marguerite N. Duffy

Title: Vice President

SERVICER:	BANK OF AMERICA, N.A.,

in its capacity as Servicer

By: /s/ Anne Zeschke

Name: Anne Zeschke

Title:   Assistant Vice President

PARTICIPANTS:	BANK OF AMERICA, N.A.

By: /s/ John H. Schmidt

Name: John H. Schmidt

Title:   Vice President

REGIONS BANK,

successor by merger to AmSouth Bank

By: /s/ Matthew B. Ashworth

Name: Matthew B. Ashworth

Title:   Vice President

WACHOVIA BANK, N.A.

By: /s/ Martha M. Winters

Name: Martha M. Winters

Title:   Director

SUNTRUST BANK

By: /s/ Dan Komitor

Name:  Dan Komitor

Title:   Director